UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2023

ENOVA INTERNATIONAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-35503	45-3190813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 West Jackson Boulevard
Chicago, Illinois		60604
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 568-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.00001 par value per share	ENVA	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 26, 2023, Enova International, Inc., a Delaware corporation (the “Company”), commenced a solicitation of consents (the “Consent Solicitation”) pursuant to the terms and conditions of a Consent Solicitation Statement, dated September 26, 2023 (as it may be amended or supplemented from time to time, the “Consent Solicitation Statement”) from holders of its outstanding 8.500% Senior Notes due 2025 (the “Notes”) to amend the indenture governing the Notes (the “Indenture”). The purpose of the Consent Solicitation is to amend the restricted payments covenant in the Indenture in order to increase the Company’s ability to make restricted payments in connection with share repurchases and for other corporate purposes. If approved by holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consent”), the proposed amendments would amend the Indenture to provide the Company with additional restricted payments capacity in an amount which does not exceed $200.0 million; so long as, immediately after giving pro forma effect to the making of such restricted payment, the Debt to Tangible Common Equity Ratio of the Company does not exceed 4.5 to 1.0 (the “Proposed Amendment”). Debt is balance sheet reported long term debt (including the current portion thereof). Tangible Common Equity is balance sheet reported total common stockholders’ equity less goodwill and intangible assets. As of June 30, 2023, the Company’s Debt to Tangible Common Equity Ratio was approximately 2.3 to 1.0. This additional capacity would be in addition to any available capacity under the “Consolidated Net Income” restricted payments builder basket in the Indenture. The Consent Solicitation will expire at 5:00 P.M., New York City time, on October 3, 2023 (the “Expiration Time”), unless extended by the Company.

The Consent Solicitation is being made to all persons in whose name Notes are registered at 5:00 p.m., New York City time, on September 25, 2023 (the “Record Date”) and their duly designated proxies. To amend the Indenture, the Company must receive the Requisite Consent prior to the Expiration Time. The Company may, in its sole discretion, terminate, extend or amend the Consent Solicitation at any time as described in the Consent Solicitation Statement.

If the conditions set forth in the Consent Solicitation Statement are satisfied (including the receipt of the Requisite Consent by the Expiration Time), the Company will pay to each holder who validly delivers a consent (and does not validly revoke such consent) prior to the Expiration Time a cash payment equal to $15.00 per $1,000 principal amount of Notes for which such holder has validly delivered (and not validly revoked) its consent prior to the Expiration Time (the “Consent Fee”). Holders who do not validly deliver their consent, or who validly revoke their consent prior to the Expiration Time, will not receive the Consent Fee.

Consents delivered prior to the Expiration Time may be validly revoked at any time prior to the Expiration Time, but not thereafter. Assuming the Company receives the Requisite Consent, and completes the Consent Solicitation, each present and future holder of the Notes will be bound by the Proposed Amendment if it becomes operative, whether or not such holder delivered a consent.

The Company intends to execute the supplemental indenture to the Indenture containing the Proposed Amendment (the “Supplemental Indenture”) promptly after the receipt of the Requisite Consent. The Supplemental Indenture will become effective upon execution thereof; however, the Proposed Amendment will not become operative until the payment in full of the Consent Fee.

A copy of the news release announcing the Consent Solicitation is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Report on Form 8-K:

Exhibit No.	Description
99.1	Enova International, Inc. press release dated September 26, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova International, Inc.

Date:	September 26, 2023	By:	/s/ Sean Rahilly
Sean Rahilly General Counsel and Secretary